Exhibit 99.1

FOR IMMEDIATE RELEASE

Cogent Contacts:
For Public Relations:	For Investor Relations:
Jocelyn Johnson	John Chang
+ 1 (202) 295-4299	+ 1 (202) 295-4212
jajohnson@cogentco.com	investor.relations@cogentco.com

Cogent Launches Notes Offering

WASHINGTON, D.C. June 6, 2022 — Cogent Communications Holdings, Inc. (NASDAQ: CCOI) (the “Company”) today announced that Cogent Communications Group, Inc. (“Cogent”), a wholly owned subsidiary of the Company, intends to commence an offering of $450.0 million aggregate principal amount of senior notes due 2027 (the “Notes”) to be offered and sold only to persons reasonably believed to be qualified institutional buyers in an unregistered offering pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States in compliance with Regulation S under the Securities Act. The Notes are expected to be guaranteed on a senior unsecured basis by Cogent’s existing and future material domestic subsidiaries, subject to certain exceptions. Cogent intends to use a portion of the net proceeds from the offering to finance the redemption in full of the €350.0 million aggregate principal amount of its outstanding 4.375% Senior Unsecured Notes due 2024 (the “Existing Unsecured Notes”). Cogent intends to use any remaining net proceeds for general corporate purposes and/or to make special or recurring dividends to the Company.

There can be no assurance that the issuance and sale of the Notes will be consummated or that any of the Existing Unsecured Notes will be redeemed.

The information in this release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes. The offering is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. The Notes have not been and will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This release does not constitute a notice of redemption of the Existing Unsecured Notes or an offer to tender for, or purchase, any Existing Unsecured Notes or any other security.

About Cogent Communications

The Company (NASDAQ: CCOI) is a multinational, Tier 1 facilities-based ISP. The Company specializes in providing businesses with high-speed Internet access, Ethernet transport, and colocation services. The Company’s facilities-based, all-optical IP network backbone provides services in 216 markets globally.

Cogent is headquartered at 2450 N Street, NW, Washington, D.C. 20037. Cogent can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

# # #

Except for historical information and discussion contained herein, statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “projects” and similar expressions. The statements in this release are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Numerous factors could cause or contribute to such differences, including, among others, risks related to the offering of the Notes or the redemption of the Existing Unsecured Notes, including that such transactions may not occur; the COVID-19 pandemic and accompanying government policies worldwide; vaccination and in-office requirements; delays in the delivery of network equipment and optical fiber; future economic instability in the global economy, which could affect spending on Internet services; the impact of changing foreign exchange rates (in particular the Euro to USD and Canadian dollar to USD exchange rates) on the translation of the Company’s non-USD denominated revenues, expenses, assets and liabilities; legal and operational difficulties in new markets; the imposition of a requirement that we contribute to the US Universal Service Fund on the basis of the Company’s Internet revenue; changes in government policy and/or regulation, including rules regarding data protection, cyber security and net neutrality; increasing competition leading to lower prices for the Company’s services; the Company’s ability to attract new customers and to increase and maintain the volume of traffic on the Company’s network; the ability to maintain the Company’s Internet peering arrangements on favorable terms; the Company’s ability to renew the Company’s long-term leases of optical fiber that comprise the Company’s network; the Company’s reliance on an equipment vendor, Cisco Systems Inc., and the potential for hardware or software problems associated with such equipment; the dependence of the Company’s network on the quality and dependability of third-party fiber providers; the Company’s ability to retain certain customers that comprise a significant portion of the Company’s revenue base; the management of network failures and/or disruptions; the Company’s ability to make payments on the Company’s indebtedness as they become due; outcomes in litigation; and risks associated with variable interest rates under the Company’s interest rate swap agreement as well as other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022. The Company undertakes no duty to update any forward-looking statement or any information contained in this press release or in other public disclosures at any time.

###